Exhibit 99.1

N E W S R E L E A S E

Atmel Closes $300 Million Revolving Credit Facility

SAN JOSE, CA, December 9, 2013-Atmel® Corporation (NASDAQ: ATML), a global leader in microcontroller and touch technologies, today announced that it has closed with a group of lenders on an oversubscribed five-year, $300 million senior secured revolving credit facility led by Morgan Stanley Senior Funding, Inc., who will also serve as administrative agent on the facility.  Borrowings will be available for general corporate purposes, including working capital, stock repurchases, acquisitions, and other purposes.

The facility will bear interest at LIBOR or a base rate plus an applicable margin that varies based on the company’s total leverage ratio. The facility contains customary affirmative, negative and financial covenants.
About Atmel
Atmel Corporation (Nasdaq: ATML) is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry's broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, communications, computing and automotive markets.

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